Exhibit 10.25

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the Agreement) made effective as of the 1st day of April, 2015 (the “Effective Date”), by and between the MOHEGAN TRIBAL GAMING AUTHORITY (the “Authority”, or the “Employer”), an instrumentality of THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (the “Tribe”), a sovereign Indian nation, having an address of One Mohegan Sun Boulevard, Uncasville, Connecticut 06382 and THOMAS P. BURKE residing at 34 Mallard Point Road, Essex, Connecticut 06426 (“Executive”).

WITNESSETH:

WHEREAS, the Employer owns and operates, among other things, the Mohegan Sun casino and resort in Uncasville, Connecticut, a harness racetrack located in Wilkes-Barre, Pennsylvania known as Mohegan Sun Pocono, along with several off-track wagering facilities located in the Commonwealth of Pennsylvania, and has investments in and/or operates other gaming enterprises and other proposed gaming enterprises and businesses (as presently existing and hereafter developed, the “Business”); and

WHEREAS, the Employer acts with respect to its employees exclusively through its President, in whom is vested sole legal authority to make decisions with respect to Executive’s employment, the terms and conditions of Executive’s employment and the continuation and/or termination of Executive’s employment; and

WHEREAS, Executive has significant casino experience and for the past year has served as President, Mohegan Gaming Advisors, a division of the Authority; and

WHEREAS, the Employer intends to continue to employ Executive as the Chief Operating Officer of the Authority, and is desirous of assuring that Executive has the authority to fully carry out his duties hereunder, acting through the President of the Authority.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency whereof is specifically acknowledged, the parties hereto hereby agree as follows:

1.	Nature of Services and Duties

(A)The Employer hereby agrees to employ Executive as the Chief Operating Officer of the Authority upon the terms set forth herein, and Executive hereby accepts such employment.

(B)Executive shall perform such duties and services of an executive, managerial and administrative nature as are customary for a Chief Operating Officer of a similar entity and which, consistent with the foregoing, the Employer may from time to time through communication from the President of the Authority hereafter assign to him. Such duties shall include, but not be limited to: direct supervision of the President/General Manager of Mohegan Sun, the President/General Manager of Mohegan Sun Pocono, the General Manager of Resorts Atlantic City and any future Authority property leader; oversee development, implementation and effective measurement of (i) short- and long-term strategic business plans and business development for all properties in association with the President and Chief Executive Officer of the Authority, (ii) annual operating and capital budgets for all properties, and (iii) marketing strategic business plans, information technology strategic roadmaps, human capital development plans and operational business plans for all properties; and assist in assessment of new business ventures;. Executive shall report exclusively to the President of the Authority. The Employer shall not materially restrict, reduce or otherwise limit Executive’s responsibility or authority without his consent, except for customary limits and protocols of authority established by the Employer consistent with past practice.

(C)Executive shall devote his full time best efforts and ability and all required business time to the performance of his duties and responsibilities hereunder to achieve the goals set forth in the Employer’s annual business plan. Executive shall perform all of his duties to the Employer faithfully, competently, and diligently. Executive shall comply with Employer’s policies, including, without limitation, the standards of personal conduct set forth in Policy #27, as amended from time to time.

(D)Except for actions of the Executive that could be the basis for termination for Cause as set forth in Paragraph 7(C), below, the Employer shall indemnify, defend, and hold Executive harmless, including the payment of reasonable attorney fees if the Employer does not directly provide Executive’s defense, from and against all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron, tribal member, or any member of the general public with respect to any claim that asserts as a basis, any acts, omissions, or other circumstances involving the performance of Executive of his duties and services under this Agreement.

2.	Effective Date

This Agreement shall be effective from the date set forth in the opening paragraph of this Agreement (the “Effective Date”).

3.	Term

This Agreement shall govern Executive’s employment with the Employer from the Effective Date through and including March 31, 2018. This Agreement, including this paragraph, shall automatically renew for additional terms of one (1) year each unless either party shall notify the other of its or his intention to terminate, or unless otherwise terminated as provided herein. Any such notice of intention to terminate shall be delivered not later than one (1) year prior to the end of the affected term and shall be effective at the end of such term, except as otherwise provided herein.

4.	Base Annual Salary

Commencing with the Effective Date and until March 31, 2017, the Employer shall pay Executive a Base Annual Salary in the amount of $700,000, payable in equal weekly installments of $13,461.54. Commencing October 1, 2015, and on each October 1 thereafter during the term of this Agreement, the Base Annual Salary shall be increased if, and in an amount, mutually agreed to by Executive and the Employer. Executive shall be permitted to participate in and shall be eligible for all compensation plans and benefits as available to senior executive employees at or below his level.

5.	Life Insurance

The Employer may, within its discretion, at any time during the term of this Agreement apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amounts and in such form as the Employer may choose. Executive shall have no interest whatsoever in any such policies, but he shall upon request by the Employer submit to such medical examinations, supply such information, and execute such documents as may be required by the Employer or the insurance companies to whom the Employer has made application.

6.	Reimbursement of Certain Expenses; Vacation; Medical Benefits

(A)The Employer will reimburse Executive for necessary and reasonable business expenses incurred by him in the performance of his duties hereunder, provided, that he shall obtain the approval for such expenditures in accordance with the procedures adopted by Employer from time to time and generally applicable to its executive-level employees, including such procedures with respect to submission of appropriate documentation and receipts. Failure by Executive to follow such procedures shall entitle the Employer to refuse to reimburse Executive for such expenses until such time as such failure has been cured. It is understood and agreed that Employer shall not be responsible for any expense of Executive for leasing or operation of a vehicle for Executive (except that Executive shall be entitled to reimbursement for the expenses, including mileage, actually incurred in connection with his use of his automobile for the business-related purposes of the Employer), nor for any expense of Executive for legal expenses or tax planning expenses incurred by Executive in interpreting this or any other agreement between Executive and Employer.

(B)Executive shall be entitled to four (4) weeks paid vacation per fiscal year of employment.

(C)Executive shall participate in such employee benefit plans and programs (including but not limited to medical and life insurance programs) as are now or may hereafter be adopted by the Employer for its executive employees and their families. The life insurance program shall provide term life insurance coverage on Executive’s life for the benefit of Executive’s designated beneficiary in an amount not less than Executive’s Base Annual Salary. Employer shall continue to provide medical insurance coverage to Executive under its plan for a period of one (1) year after any termination by Employer of Executive’s employment hereunder if such termination was without Cause, as hereinafter defined.

7.	Disability; Termination

(A) If Executive shall become unable to perform all of his duties set forth in Paragraph 1 of this Agreement due to mental or physical disability, all compensation and benefits provided in this Agreement shall continue to be paid and provided in full for a period not exceeding one hundred and eighty (180) consecutive days. Upon completion of such one hundred and eighty (180) days (or if Executive shall be disabled by the same incapacity for an aggregate period of one hundred and eighty (180) days in any period of three hundred and sixty (360) consecutive days) the Employer may, at its sole option, suspend Executive’s employment until Executive is recovered (as reasonably certified by a physician designated by the Employer) from such mental or physical disability. During any period of suspension on account of disability, Executive shall receive only such compensation as may be provided under the disability insurance described in Paragraph 7(B). If the physician designated by the Employer certifies that Executive is permanently disabled, Employer’s obligations under this Agreement shall cease; provided, however, Executive shall be entitled to the disability benefits set forth in Paragraph 7(B) below.

(B)Employer, at the sole expense of Employer, shall provide disability insurance coverage for Executive. Such policy shall provide payment of 50% of Executive’s Base Annual Salary, commencing with suspension or termination of employment, pursuant to Paragraph 7(A), above, by reason of physical or mental disability, and for a period of two (2) years if such disability was the result of injury and to age 65 if such disability was the result of physical or mental illness. In the event the Employer is unable to obtain disability insurance in the amount required, or is unable to obtain all or part of such insurance at standard rates, the Employer shall at its option obtain part or all of such insurance at non-standard rates or shall self-insure in whole or in part for the time periods set forth in this paragraph.

(C)Subject to the provisions of this paragraph, the Employer may terminate Executive’s employment for Cause, defined as (i) Executive’s violation of the Restrictive Covenants as defined in Paragraph 10 of this Agreement, (ii) the loss or suspension by the State of Connecticut or by the Mohegan Tribal Gaming Commission of Executive’s license for Class III and, as applicable, Class II gaming for a period of thirty (30 consecutive days, (iii) Executive’s conviction of any crime involving fraud, theft or moral turpitude, or (iv) Executive’s intentional or material breach of his obligations under this Agreement. Employer may suspend Executive without pay upon Executive’s arrest for any alleged crime against the Employer or any of its affiliates. In the event that Executive is found not guilty or otherwise exonerated for an alleged crime against Employer or any of its affiliates, Executive’s suspended pay shall be reimbursed to him.

Except in the event of suspension upon Executive’s arrest or termination upon conviction of a crime, if Employer desires to terminate Executive for Cause, Employer shall give written notice specifying the act(s) claimed to constitute Cause and specifying an effective date of termination, which date shall be no sooner than thirty (30) days after the giving of such notice. Employer may, in its sole discretion, give Executive an opportunity to rectify the reasons for termination. In the event Executive fails to rectify the act(s) claimed to constitute cause as set forth in the notice of termination, Executive’s employment with the Employer shall cease effective upon the date provided in the notice of termination. If such termination is for Cause, then Executive shall not be entitled to any further compensation from and after the date of termination.

(D)Subject to the provisions of this paragraph, the Employer may terminate Executive’s employment other than for Cause, as defined above. In the event of termination other than for Cause, Executive shall be paid, (i) on the date of such termination, a relocation payment in the amount of $15,000.00, which amount shall be subject to applicable withholding, and (ii) following such termination, his Base Annual Salary for a period of twelve (12) months from the date of termination, provided that, such Base Annual Salary shall be payable to Executive in the same amount and at the same intervals as would have been paid had his employment continued, and provided further that all payments of such Base Annual Salary shall be paid to the Executive’s estate in the event of Executive’s death prior to the expiration date of this Agreement..

(E)In the event that Executive voluntarily terminates his employment hereunder, Executive’s employment shall cease as of the date provided in Executive’s notice to Employer of his voluntary termination, and thereafter, provided that the Employer shall not then be in material breach of this Agreement, Executive shall not be entitled to any further compensation hereunder.

8.	Covenants of Executive Not to Compete

Executive acknowledges that with respect to the Business, as defined above, and in the states of New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine (the “Restricted Area”) (i) the Employer is one of a limited number of entities engaged in the Business; (ii) his services to the Employer are special and unique; (iii) his work for the Employer has given him and will continue to give him access to confidential information concerning the Employer; and (iv) he has the means to support himself and his dependents other than by engaging in the Business of the Employer and the provisions of this Paragraph 8 will not impair such ability. Accordingly, in order to induce the Employer to enter into this Agreement, Executive covenants and agrees that:

(A)During (i) the course of Executive’s employment by Employer and (ii) for a period of twelve (12) months following the expiration or termination of his employment (the

“Restricted Period”) Executive shall not, in the Restricted Area, accept any offer of employment and shall not compete in any manner, either directly or indirectly, including, without limitation, as an employee or independent contractor, investor, partner, shareholder, officer, director, principal, agent or trustee of any entity engaged in casino gaming, in the Restricted Area, without the express written approval of the Employer; provided, however, that ownership of less than five percent (5%) of the shares of a publicly traded corporation engaged in casino gaming shall not be deemed to violate this Paragraph.

(B)During the Restricted Period, Executive shall not, directly or indirectly, hire or solicit any employee of the Employer or any of its affiliates or encourage any such employee to leave such employment.

(C)Executive’s obligations under this Paragraph 8 shall survive any termination or expiration this Agreement and Executive’s employment hereunder.

9.	Confidential Information

Executive agrees to receive Confidential Information (as hereinafter defined) of the Employer in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means, or he is required to do so by order of a court of competent jurisdiction. Executive further agrees that, upon termination of his employment with the Employer, all documents, records, notebooks and similar repositories of or containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with or returned to the Employer. For purposes of this Paragraph 9, “Confidential Information” means information disclosed to Executive or known by Executive as a consequence of or arising from or out of his employment by the Employer, not generally known in the industry in which the Employer is or may become engaged about the Employer’s Business, products, processes and/or services. Executive’s obligations under this Paragraph 9 shall survive any termination or expiration this Agreement and Executive’s employment hereunder.

10.	Rights and Remedies Upon Breach

Executive acknowledges and agrees that a violation of any provision of Paragraph 8 or 9 of this Agreement (the “Restrictive Covenants”) shall cause irreparable harm to the Employer and the Employer shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with costs and attorney’s fees incurred by the Employer in enforcing its rights under this Agreement. If Executive breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity:

(A)The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction including, without limitation the right to entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), without proof of special damages, against violations of such covenants, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer; and

(B)The right and remedy to require Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transaction constituting a breach of the Restrictive Covenants. The Employer may set off any amounts due it under this Paragraph 10(B) against any amounts owed to Executive under Paragraph 4 or 7.

11.	Notice

All notices hereunder shall be in writing. Any notice, request, information, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served hereunder by any party to the other if either delivered personally or sent by prepaid registered or certified mail, return receipt requested. Any such notice to the Employer shall be sent to the address set forth in the introductory paragraph of this Agreement to the attention of the President of the Authority with a copy to the Vice President/General Counsel of the Authority. Any such notice to Executive shall be sent to his then current residential address on file with Employer’s Human Resources Department. Either party may, through written notice to the other party, change the address of notice as provided in this paragraph.

12.	Entire Agreement; Modification

Except as otherwise provided herein, this Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or altered except in a writing signed by both parties.

13.	Non-Waiver

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right and shall in no way effect such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

14.	Severability

If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner to such an extent as to be enforceable under the circumstances. Without limitation of the foregoing, with respect to any Restrictive Covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, it is intended that it nonetheless be enforced for such shorter duration or with such narrower scope as will render it enforceable.

15.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions.

16.	Limited Waiver of Sovereign Immunity

The Employer hereby waives its sovereign immunity from suit for claims by the Executive for the enforcement of this Agreement and any remedies for breach thereof. Nothing herein shall limit the Executive’s right to proceed with any claims otherwise allowed under the laws of the Mohegan Tribe of Indians of Connecticut. The Employer hereby consents to personal jurisdiction and venue in any court of the State of Connecticut or any federal court sitting in the State of Connecticut, and the Mohegan Gaming Disputes Court, and hereby waives any claim that it may have that such court is an inconvenient forum for the purposes of any proceeding arising under this Agreement as aforesaid and, with respect to a proceeding in a court of the State of Connecticut or a federal court sitting in the State of Connecticut, any requirement that tribal remedies must be exhausted.

17.	Dispute Resolution

Except as otherwise provided herein, whenever during the term of this Agreement, any disagreement or dispute arises between the parties as to the interpretation of this Agreement or any rights or obligations arising hereunder, such matters shall be resolved, whenever possible, by meeting and conferring. Any party may request such a meeting by giving notice to the other, in which case such other party shall make itself available within seven (7) days thereafter. If such matters cannot be resolved within ten (10) days after such meeting, either party may seek a resolution by binding arbitration in accordance with the then prevailing rules of the American Arbitration Association (or any successor thereto to the extent not inconsistent herewith), upon notice to the other party of its intention to do so. The parties agree that in any such arbitration each party shall be entitled to discovery as provided by the Federal Rules of Civil Procedure. All hearings shall be conducted in Hartford County, Connecticut within fifteen (15) days after the arbitrator is selected and shall be conducted in his or her presence. The decision of the arbitrator will be final and binding on the parties. The costs and expenses of the arbitration shall be shared equally by the parties.

18.	Gaming Disputes Court Jurisdiction

The parties agree that should any dispute arise under this Agreement or for the enforcement of the arbitration provisions in Paragraph 17, the Mohegan Gaming Disputes Court shall be used as a forum only if a state or federal court denies jurisdiction to (a) enforce the requirement that the parties submit disputes to arbitration as required by Paragraph 17, and (b) enforce the arbitration decision as provided in Paragraph 17.

19.	Headings

The headings of this Agreement are inserted for convenience only and shall not be considered in construction of the provisions hereof.

20.	Assignment and Successors; Binding Effect

The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Employer and may be assigned by the Employer, for all or any part of the term hereof, provided that the Employer shall continue to be financially responsible to Executive hereunder. Executive shall have no right to assign, transfer, pledge or otherwise encumber any of the rights or to delegate any of the duties created by this Agreement without prior written consent of the Employer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and Executive, his heirs and legal representatives.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by Kevin P. Brown, acting in his capacity as the Chairman of the Management Board of the Authority; Robert Soper, as President of the Authority, has affixed his signature hereto signifying his assent to the Agreement and Executive has affixed his signature hereto on the date and year first above written.

EMPLOYER:                        EXECUTIVE:

Mohegan Tribal Gaming Authority

By: /s/ KEVIN P. BROWN                /s/ THOMAS P. BURKE
Kevin P. Brown                    Thomas P. Burke
Chairman Management Board

By:/s/ ROBERT SOPER
Robert Soper, President

STATE OF CONNECTICUT )
) ss. Uncasville        October 16, 2015
COUNTY OF NEW LONDON)

Personally, appeared Kevin P. Brown, Chairman of the Management Board and Robert Soper, President of the MOHEGAN TRIBAL GAMING AUTHORITY, an instrumentality of the Mohegan Tribe Indians of Connecticut, signers and sealers of the foregoing instrument, and acknowledged the same to be their free act and deed and the free act and deed of the Mohegan Tribal Gaming Authority, before me.

/s/ HELGA M. WOODS
Notary Public
Commissioner of Superior Court

STATE OF CONNECTICUT )
) ss. Uncasville        October 16, 2015
COUNTY OF NEW LONDON)

Personally, appeared Thomas P. Burke, signer and sealer of the foregoing, instrument, and acknowledged the same to be his free act and deed, before me.

/s/ HELGA M. WOODS
Notary Public
Commissioner of Superior Court